Exhibit 99.1

MAY 16, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

April 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of April 30, 2008 served by J:COM’s 20 managed franchises reached approximately 2.85 million, up 180,000, or 6.7% since April 30, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.05 million, up 427,500 or 9.2% since April 30, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.77 as of April 30, 2008 from 1.73 since April 30, 2007. The cable television digital migration rate as of April 30, 2008 increased to 71% from 56% as of April 30, 2007.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total managed franchises: 20 franchises; 42 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of April 30, 2008	2,317,900	1,303,100	1,432,500	5,053,500	2,847,100
	Digital: 1,648,100
As of April 30, 2007	2,210,400	1,179,500	1,236,100	4,626,000	2,667,100
Net year-over-year increase	107,500	123,600	196,400	427,500	180,000
Net increase as percentage	4.9%	10.5%	15.9%	9.2%	6.7%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 19 franchises; 41 systems:
	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of April 30, 2008	2,232,000	1,259,600	1,373,200	4,864,800	2,733,700
	Digital: 1,591,700
As of April 30, 2007	2,124,200	1,138,300	1,180,800	4,443,300	2,556,600
Net year-over-year increase	107,800	121,300	192,400	421,500	177,100
Net increase as percentage	5.1%	10.7%	16.3%	9.5%	6.9%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 20 managed franchises (as of April 30, 2008) operating at the local level serving approximately 2.85 million subscribing households (as of April 30, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.43 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 17 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.